UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 17, 2011

ACME UNITED CORPORATION
(Exact name of registrant as specified in its charter)
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Connecticut	001-07698	06-0236700
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)
60 Round Hill Road, Fairfield, Connecticut		06824
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (203) 254-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors of Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2011, the Board of Directors of Acme United Corporation (the “Company”) on the recommendation of its Compensation Committee, approved an amendment to Section 17, captioned “Effect of Merger or Other Reorganization,” of the Company’s Employee Stock Option “Plan” (“Section 17”).  Section 17 provided that, if the Company is acquired, sells substantially all of its assets, or is a party to a merger or other reorganization in which it is not the surviving corporation (each a “Transaction”), then each option outstanding under the Plan would be exercisable during the sixty-day period commencing upon the date the shareholders of the Company approve the Transaction.

The amendment to Section 17, which applies only to options to purchase shares authorized for issuance under the Plan by shareholder action taken on or after April 25, 2011, modified the timing of the acceleration of outstanding options in connection with a Transaction.  The amendment provides that such options would fully vest and become fully exercisable upon the occurrence of a Transaction (and not upon shareholder approval of the Transaction).

The Board of Directors believes that the amendment of Section 17 of the Plan brings Section 17 into conformity with good compensation and governance practices.  In addition, as a result of the amendment, the Company would not have to incur stock compensation expense as a result of the acceleration of the options in advance of the occurrence of a Transaction, the closing of which would be likely to be subject to various contingencies.

A copy of Section 17 of the Plan, as amended, appears as Exhibit 99 to this report and is incorporated by reference in this Item 5.02.  A copy of the full Plan has been previously filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K.

Item 9.01       Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description

99.1	Amendment to the Company’s Employee Stock Option

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACME UNITED CORPORATION

By	/s/ Walter C. Johnsen
Walter C. Johnsen Chairman and Chief Executive Officer

Dated: March 17, 2011

By	/s/ Paul G. Driscoll
Paul G. Driscoll Vice President and Chief Financial Officer

Dated: March 17, 2011